Exhibit 99.1

The Genlyte Group Incorporated 10350 Ormsby Park Place, Suite 601 Louisville, KY 40223

News Release	For Immediate Release

Contact:   William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES RECORD SALES AND EARNINGS IN 2004

Louisville, KY February 1, 2005—The Genlyte Group Incorporated (NASDAQ: GLYT) today announced that it expects fourth quarter 2004 net sales to grow to $297.2 million, a 10.4% increase from the fourth quarter of 2003, generating earnings per share of $1.46, a 67.8% increase over 2003 and the highest fourth quarter earnings per share in Genlyte’s history.  For the full year 2004, the Company expects to report record net sales of $1.179 billion and record earnings per share of $4.20.  This compares to $1.034 billion and $3.41 per share reported for 2003 and increases of 14.0% and 23.2%, respectively.

Chairman, President and Chief Executive Officer Larry Powers said, “We are pleased to report that sales and earnings per share increased in the fourth quarter.  Sales and earnings for 2004 both are anticipated to show more than 10% growth, due in part to a combination of price increases, new products, and continued strength in our residential and commercial markets. We are very pleased that our operating profit grew at a faster pace than sales primarily due to the previously announced price increases and our continued focus on cost controls.

“For the full year 2004, sales are expected to show an increase of 14.0% to $1.179 billion and an earnings per share increase of 23.2% to $4.20. We anticipate our 12th consecutive record annual earnings per share increase. Gross profit margin is expected to show an improvement to 35.5% from 35.1% in 2003 resulting from realized price increases, cost reductions, and efficiency improvements.  In addition to the improvements in gross margin, the Company expects to realize a slight decrease in selling and administrative expenses from 25.3% in 2003 to 25.2% of sales for 2004.  We incurred increased selling and freight expenses associated with increased sales.  In addition, we incurred $9.7 million for patent litigation expenses, and an incremental $1.0 million for increased audit fees related to Sarbanes Oxley internal controls testing.”

During the fourth quarter, the Company recognized a $1.2 million foreign currency exchange loss related to the translation of US dollar denominated investments and receivables held by the Canadian divisions. This caused an unfavorable impact on net income of approximately $0.8 million or $0.05 per share. The full year foreign currency exchange loss was $2.3 million and the unfavorable impact on net income was approximately $1.4 million or $0.10 per share.  This was partially offset by translating the sales and earnings of our Canadian divisions at the stronger Canadian Dollar rate, which contributed $0.3 million to net income and $.02 per share for the fourth quarter and $0.9 million to net income and $.06 per share for the full year.

Fourth quarter and full-year results improved significantly due to the Genlyte Group Incorporated completing the acquisition of the 32% minority interest in Genlyte Thomas Group LLC (GTG) owned by Thomas Industries Inc. (NYSE: TII) for a cash price plus transaction costs of approximately $402.1 million on July 31, 2004. The transaction was structured as an asset purchase of various interests owned by Thomas Industries and certain of its subsidiary entities. As previously announced, the transaction was funded through a combination of cash balances and new debt facilities.

Full year 2004 results include a $5.3 million one-time amortization expense related to the step-up of inventory and backlog for purchase accounting adjustments related to the acquisition of the 32% minority interest in GTG.  This expense was fully recognized in the third quarter. In addition, during the period from August through December 2004, the Company recognized $1.5 million of increased depreciation and amortization expense related to the step-up of property, plant and equipment and intangible assets attributed to the acquisition. Net interest expense increased by $4.3 million due to increased debt for the acquisition.

Chairman, President and Chief Executive Officer Larry Powers said,  “We are pleased with the results of our new product development efforts last year.  Our Lightolier division launched its largest new product release in the company’s history as a part of commemorating Litghtolier’s 100th anniversary. In addition, our Gardco, Ledalite, Vari-Lite, and Stonco divisions had some exciting new award-winning product launches.

“Looking forward, we expect our primary commercial construction markets will continue to improve in 2005, although we do not anticipate seeing a significant benefit in the commercial markets until the second half of 2005.   The Residential market, which has been relatively strong during the past few years, is expected to soften during 2005.  In addition, we expect 2005 to be another very challenging year primarily due to materials and commodity cost increases and the potential impact of increasing interest rates on our end markets.  The success of the 6% to 10% price increase that we announced in November of 2004 is a critical factor for our success for 2005.  The real question will be how much of that pricing sticks and how quickly.  It appears that the market recognizes the need for higher pricing and will implement it. We will focus our efforts to maintain performance by continuing to control costs, introduce new products, and grow sales.”

Vice President and Chief Financial Officer Bill Ferko said, “In addition to our earnings performance, we are pleased with the cash flow results that we achieved in 2004.  During the fourth quarter we generated an estimated $66.1 million cash from operations less $8.0 million for plant and equipment investments, compared with the fourth quarter of 2003 when we generated $36.5 million of cash from operations less $4.5 million for plant and equipment investments. The full year cash from operations, a record $106.7 million, funded $26.6 million for capital expenditures.  In addition, we funded approximately $402.1 million for the Thomas Industries 32% minority interest acquisition and $2.5 million for other acquisitions.  In an effort to help our investors understand the impact of the acquisition of the Thomas 32% minority interest, we included a table of adjusted operating results with the supporting schedules to our earnings release for the current year, prior year, and the pro forma ongoing business.

“Working capital excluding cash, short-term investments, and short-term and current debt is expected to be $156.2 million, or 13.1% of fourth quarter annualized sales compared to $159.1 million or 14.8% in 2003. Accounts receivable and inventories increased from prior year-end by $23.0 million and $6.2 million, respectively, primarily due to higher sales volumes.

“We expect to close 2004 with total debt of $243.7 million compared to $11.5 million in 2003.  Our net cash and short-term investments less debt changed to a negative (net debt position) $168.9 million at the end of the fourth quarter compared to a net debt position of $230.6 at the end of the third quarter, and a net cash positive position of $141.1 million at the end of 2003.”

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company has presented a table of adjusted operating results, which includes non-GAAP financial information.   This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future.  Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating results that were unusual and not indicative of the Company’s core operating results.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.  The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

It should be noted that in the past, the Company’s auditors dated their year-end audit opinion as of the date of the year-end earnings release.  Pursuant to the new Sarbanes-Oxley requirements, the Company’s certifying public accountants’ audit opinion with respect to the year-end financial statements will not be dated until the Company completes the final 10-K report and evaluation of internal controls over financial reporting, which is anticipated to be filed with the SEC on March 16, 2005.  Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment. The Company expects to report full audited financial results by March 16, 2005.

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EDT on February 1, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 100% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte Thomas sells lighting and lighting accessory products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation prices, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, and uncertainty whether the Company will be able to assert that the internal controls over financial reporting as of December 31, 2004 are effective under Section 404 of the Sarbanes-Oxley Act of 2002, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

The Genlyte Group Incorporated

Consolidated Condensed Statements of Income

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	For the three months ended
	December 31, 2004	December 31, 2003	% Change

Net Sales	$297,185	$269,104	10.4%

Operating Profit*	35,524	27,962	27.0%

Net Income	20,540	11,937	72.1%

Earnings Per Share	1.46	.87	67.8%

Average Shares Outstanding	14,021	13,744	2.0%

*Operating Profit is before deducting minority interest of $40 and $8,653 for the three months ended December 31, 2004 and December 31, 2003, respectively.

	For the years ended
	December 31, 2004	December 31, 2003	% Change

Net Sales	$1,179,069	$1,033,899	14.0%

Operating Profit*	116,818	108,252	7.9%

Net Income	58,253	46,349	25.7%

Earnings Per Share	4.20	3.41	23.2%

Average Shares Outstanding	13,885	13,597	2.1%

*Operating Profit is before deducting minority interest of $18,354 and $32,594 for the years ended December 31, 2004 and December 31, 2003, respectively.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

ADJUSTED NON-GAAP OPERATING RESULTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(Amounts in thousands, except E.P.S. data)

(Unaudited and Preliminary)

	(1) 2004 Adjusted	(2) 2003 Adjusted Legal Only	(3) 2004 Ongoing
Reported operating profit	$116,818	$108,252	$116,818
Gain on settlement of patent litigation		(8,000)
Legal settlement expenses		1,600
32% Minority Interest Purchase Accounting:
One-time inventory and backlog step-up amortization	5,314		5,314
Step-up PP&E deprec. and intangibles amortization - five mos.	1,543		1,543
Step-up PP&E deprec. and intangibles amortization - ongoing			(4,148)
Adjusted comparable operating profit	123,675	101,852	119,527
Interest income (expense)	485	324	(10,135)
Minority Interest:
2004 twelve month full amount	(37,248)
2003 adjusted for 32% of net legal settlement		(30,546)
Adjusted income before taxes	86,912	71,630	109,392
Income tax provision:
2004 at 38.4%, 2003 at 39%, and ongoing at 38.1%	33,374	27,936	41,678
Adjusted net income	$53,538	$43,694	$67,714

Columns (1) and (2) in the table above present the operating results for 2004 on a more comparable basis with the operating results for 2003.  Column (1) adjusts 2004 to eliminate the five months of additional depreciation and amortization expenses associated with the 32% minority interest step-up of inventory, backlog, property, plant, and equipment, and intangible assets.  Column (1) also adjusts 2004 interest income and expense to eliminate the effect of reduced cash and short-term investments and increased debt used to pay for the acquisition.  Column (1) retains the estimated minority interest to Thomas.  Column (2) adjusts 2003 to eliminate the net gain on the settlement of patent litigation, including the impact such net gain had on minority interest. The income tax provisions in columns (1) and (2) are adjusted at the effective tax rate of 38.4% and 39.0%, respectively,  for each year based on the adjusted income before income taxes.

Column (3) in the table above presents operating results on an ongoing basis as if Genlyte had acquired the 32% minority interest from Thomas as of the beginning of 2004. Therefore, it presents actual annual operating profit, but shows a full year of additional depreciation and amortization expenses associated with the step-up of inventory, backlog, property, plant, and equipment, and intangible assets.   It also presents a full year of expected interest expense associated with the additional debt obtained to finance the acquisition and completely eliminates the minority interest to Thomas.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$297,185	$269,104	$1,179,069	$1,033,899
Cost of sales	188,660	173,709	760,938	671,322
Gross profit	108,525	95,395	418,131	362,577
Selling and administrative expenses	72,658	67,206	297,033	261,246
Amortization of intangible assets	343	227	4,280	1,079
Gain on settlement of patent litigation	—	—	—	(8,000)
Operating profit	35,524	27,962	116,818	108,252
Interest expense (income), net	2,428	(259)	3,937	(324)
Minority interest, net of income taxes	40	8,653	18,354	32,594
Income before income taxes	33,056	19,568	94,527	75,982
Income tax provision	12,516	7,631	36,274	29,633
Net income	$20,540	$11,937	$58,253	$46,349

Earnings per share:
Basic	$1.49	$0.88	$4.27	$3.44
Diluted	$1.46	$0.87	$4.20	$3.41

Weighted average number of shares outstanding:
Basic	13,756	13,541	13,630	13,480
Diluted	14,021	13,744	13,885	13,597

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited and Preliminary)

	As of December 31,
	2004	2003
Assets:
Current Assets:
Cash and cash equivalents	$56,233	$82,136
Short-term investments	18,619	70,479
Accounts receivable, less allowances for doubtful accounts of $10,724 and $13,456, as of December 31, 2004 and 2003	183,119	160,111
Inventories	150,077	143,898
Deferred income taxes and other current assets	31,381	28,602
Total current assets	439,429	485,226
Property, plant and equipment, at cost	434,790	387,507
Less: accumulated depreciation and amortization	281,316	275,883
Net property, plant and equipment	153,474	111,624
Goodwill	253,684	150,532
Other intangible assets, net of accumulated amortization	115,267	21,315
Other assets	3,816	5,028
Total Assets	$965,670	$773,725

Liabilities & Stockholders’ Equity:
Current Liabilities:
Short-term debt	$92,489	$—
Current maturities of long-term debt	20,202	284
Accounts payable	114,887	98,114
Accrued expenses	93,496	75,431
Total current liabilities	321,074	173,829
Long-term debt	131,029	11,190
Deferred income taxes	40,156	35,577
Minority interest	910	159,632
Accrued pension	21,336	27,567
Other long-term liabilities	8,177	8,562
Total liabilities	522,682	416,357
Commitments and contingencies
Stockholders’ Equity:
Common stock ($.01 par value, 30,000,000 shares authorized; 14,673,131 and 14,481,426 shares issued as of December 31, 2004 and 2003; 13,765,122 and 13,573,395 shares outstanding as of December 31, 2004 and 2003)	138	136
Additional paid-in capital	20,343	12,988
Retained earnings	372,673	314,420
Accumulated other comprehensive income	49,834	29,824
Total stockholders’ equity	442,988	357,368
Total Liabilities & Stockholders’ Equity	$965,670	$773,725

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited and Preliminary)

	Twelve months ended December 31,
	2004	2003
Cash Flows From Operating Activities:
Net income	$58,253	$46,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,069	24,207
Net (gain) loss from disposals of property, plant and equipment	(1,790)	1,131
Provision for deferred income taxes	652	1,573
Minority interest	13,238	25,666
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in:
Accounts receivable	(20,740)	(3,261)
Inventories	(1,579)	(663)
Deferred income taxes and other current assets	(3,388)	(41)
Intangible and other assets	4,592	(2,778)
Increase (decrease) in:
Accounts payable	15,106	6,244
Accrued expenses	16,962	(352)
Deferred income taxes, long-term	1,306	235
Accrued pension and other long-term liabilities	(6,564)	1,927
All other, net	2,579	920
Net cash provided by operating activities	106,696	101,157
Cash Flows From Investing Activities:
Acquisitions of businesses, net of cash received	(404,594)	(20,350)
Purchases of property, plant and equipment	(26,620)	(17,559)
Proceeds from sales of property, plant and equipment	4,607	31
Purchases of short-term investments	(60,467)	(126,998)
Proceeds from sales of short-term investments	113,725	103,775
Net cash used in investing activities	(373,349)	(61,101)
Cash Flows From Financing Activities:
Increase in short-term debt, net	92,489	—
Proceeds from long-term debt	200,000	—
Repayments of long-term debt	(60,603)	(27,410)
Exercise of stock options	5,196	2,713
Net cash provided by (used in) financing activities	237,082	(24,697)
Effect of exchange rate changes on cash and cash equivalents	3,668	(242)
Net (decrease) increase in cash and cash equivalents	(25,903)	15,117
Cash and cash equivalents at beginning of year	82,136	67,019
Cash and cash equivalents at end of year	$56,233	$82,136

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

SELECTED SEGMENT DATA

(Amounts in thousands)

(Unaudited and Preliminary)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales:
Commercial segment	$223,080	$200,693	$885,200	$772,888
Residential segment	37,534	32,645	148,471	129,488
Industrial & other segment	36,571	35,766	145,398	131,523
Total net sales	$297,185	$269,104	$1,179,069	$1,033,899

Operating profit:
Commercial segment	$24,897	$19,868	$84,488	$77,603
Residential segment	6,458	4,549	19,199	17,937
Industrial & other segment	4,169	3,545	13,131	12,712
Total operating profit	$35,524	$27,962	$116,818	$108,252